NONCOMPETITION AGREEMENT


         This Noncompetition Agreement ("Agreement"), effective as of the Effective Date, as defined below, is made by and between Swift Transportation Co., Inc., or its assignees ("Swift") and Direct Transit, Inc. ("DTI").

         WHEREAS, DTI, an Iowa corporation, engaged in the motor carrier business, concurrent with the execution of this Agreement, has entered into an Asset Purchase Agreement with Swift dated February 20, 1997 (the "Purchase
Agreement"), under which Swift will acquire certain assets of DTI, including good will, customer lists, and customer contracts (the "Assets");

         WHEREAS, the value of the Assets to Swift would be substantially diminished if DTI were free to compete with Swift or assist others in competition with Swift once the purchase of the Assets is completed; and

         WHEREAS,   Swift  has  required  this   Agreement  as  a  condition  to
performance to its obligations under the Purchase Agreement.

         NOW, THEREFORE, in consideration of the above recitals and the following covenants, the parties hereby agree as follows:

         1. Term. This Agreement shall commence on the Effective Date, as defined below, and shall continue for eight (8) years thereafter, unless terminated earlier as provided elsewhere in this Agreement.

         2. Effective Date. This Agreement shall not become effective until the Closing Date of the Purchase Agreement, and it is contingent upon the closing of such transaction.

         3. Consideration. As complete consideration for the obligations of DTI under this Agreement, DTI will receive upon the Effective Date, the sum of One Hundred Thousand Dollars ($100,000) which is part of the Purchase Price to be paid for the Assets under the Purchase Agreement.

         4.  Noncompetition.  DTI  shall  not,  at any time  within  the  period
commencing  on  the  Effective  Date  and  ending  on  the  eighth   anniversary
thereafter, directly or indirectly, or by affiliation with any person, firm, corporation, entity or business (whether as a partner, officer, director, agent, consultant or otherwise); (a) engage in the business of providing motor carrier or transportation logistics services from any location within the geographical United States or the soliciting of customers using such services within the United States, regardless of whether those customers may be located; (b) solicit or receive any such business from any customer or prospect of DTI existing as of the Closing Date of the Purchase Agreement; or (c) hire any person
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employed  by Swift on or after the  Effective  Date or induce any such person to leave the employ of Swift.

                  DTI shall not at any time or at any place, divulge, communicate, use to the detriment of Swift or for the benefit of any other person or persons, or misuse in any way, any confidential information, trade secrets or other nonpublic information about or effecting DTI's business.

         5. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona. DTI consents to the jurisdiction and venue of any state or federal court located in Maricopa County, Arizona, with respect to any action, either in tort or contract, arising from this Agreement.

         6. Default and Remedies. In the event that DTI breaches this Agreement and fails to cure such breach within ten days after written notice thereof is given to DTI, Swift may, at its option, seek monetary damages and/or obtain injunctive or other equitable relief to prevent the further breach of this Agreement.

         7. Attorney's Fees. In the event that suit is brought in order to enforce any provision of this Agreement, the prevailing party shall be entitled to recover their costs and reasonable attorneys fees incurred in enforcing this Agreement.

         8. Notice. All notices under this Agreement shall be sent in the same manner as provided in Section 8.8 of the Asset Purchase Agreement to the addresses of the parties set forth in the Asset Purchase Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date set forth below.

DIRECT TRANSIT, INC.                    SWIFT TRANSPORTATION CO., INC.



By: /s/ Mark E. Ferdig                  By: /s/ William F. Riley III
   -------------------------------         -------------------------------------
 Title: Vice President                   Title: Executive Vice President
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Date:     4/8/97                        Date:     4/8/97
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